Exhibit 99.1

For Immediate Release Dated: 1/28/04	Contact:	David T. Richardson, CFO The Keller Manufacturing Company, Inc. (812) 738-2222

THE KELLER MANUFACTURING COMPLETES SALE OF
SPORTS PARK TO YMCA

CORYDON, IN (January 28, 2004) – The Keller Manufacturing Company, Inc. (OTCBB: KMFC) (the “Company”) announces that today it closed on the sale of the Keller Sports Park to the Young Men’s Christian Association of Harrison County, Inc. (the “YMCA”). The Keller Sports Park is a 40 acre space located in Corydon, Indiana, where a baseball and soccer complex is currently under construction. As previously announced, the Company and the YMCA entered into a Real Estate Sales Purchase Agreement on November 21, 2003. Under the terms of the Purchase Agreement, the YMCA paid the Company a total of $500,000 to purchase the Keller Sports Park.

About Keller
The Keller Manufacturing Company, Inc. is a leading manufacturer of solid wood bedroom, dining room and occasional furniture. The Company operates two production facilities located in Corydon, Indiana and New Salisbury, Indiana.

Keller Furniture is sold through middle to upper-middle priced retailers in all 50 United States and Canada. Keller also has distribution in Japan, Europe, and the Middle East.

For more information about The Keller Manufacturing Company, Inc., visit our website at www.kellerfurniture.com.

The news release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements may include statements regarding the intent, belief or current expectations of The Keller Manufacturing Company, Inc. (the “Company” or its officers with respect to (i) the Company’s strategic plans, (ii) the policies of the Company regarding capital expenditures, dividends, financing and other matters, and (iii) industry trends affecting the Company’s financial condition or results of operations. Readers of this news release are cautioned that reliance on any forward-looking statement involves risks and uncertainties. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There can be no assurance that the forward looking statements contained in this news release will prove to be accurate. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company’s objectives will be achieved.